                                                                    EXHIBIT 12-1

               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                                        TWELVE MONTHS ENDED
                                                   ------------------------------------------------------------------
                                                                              DECEMBER 31
                                                                        (THOUSANDS OF DOLLARS)
                                                   ------------------------------------------------------------------
                                                      1994            1993          1992            1991         1990
                                                      ----            ----          ----            ----         ----
EARNINGS AS DEFINED(1)
Net Income  . . . . . . . . . . . . . . . . . .    $ 59,868         $ 62,376     $ 50,821          $37,302      $31,709
Federal and other income taxes  . . . . . . . .      29,839           30,939       25,794           19,849       18,947
Fixed charges . . . . . . . . . . . . . . . . .      39,663           36,231       38,489           37,283       37,016
                                                    -------         --------     --------          -------      -------
  Earnings as defined . . . . . . . . . . . . .    $129,370         $129,546     $115,104          $94,434      $87,672
FIXED CHARGES AS DEFINED(1)
Interest on long-term debt  . . . . . . . . . .     $27,948          $25,594      $27,927          $23,224      $23,121
Interest on other borrowed funds  . . . . . . .       9,093            7,961        8,044           11,756       11,191
Amortization of debt discounts, premium
  and expense . . . . . . . . . . . . . . . . .         950            1,057          763              607          618
Interest implicit in rentals(2) . . . . . . . .       1,672            1,619        1,755            1,696        2,086
                                                      -----           ------     --------          --------     -------
 Fixed charges as defined . . . . . . . . . . .     $39,663          $36,231      $38,489          $37,283      $37,016

Ratio of Earnings to Fixed Charges  . . . . .          3.26             3.58         2.99             2.53         2.37
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Notes:
(1)  Earnings and fixed charges are defined and computed in accordance with instructions for Item 3 of Form S-3.
(2)  This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.